December [_], 2024

[Name]

Via E-Mail

Retention Bonus Agreement

Dear [Name]:

On behalf of Danimer Scientific, Inc. (“Danimer” or the “Company”, and collectively with its subsidiaries, the “Company Group”), we are pleased to offer you the opportunity to receive a cash retention bonus if you agree to the terms and conditions contained in this retention bonus agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement to the Company. In order to be eligible for the retention bonus, you must sign and return this Agreement to the Company by the Execution Date, which will confirm your agreement with the terms and conditions specified in this Agreement; otherwise, this Agreement will be null and void. For purposes hereof, the “Execution Date” shall mean December [--], 2024.

1.
Retention Bonus.

(a)
Subject to the terms and conditions set forth herein, the Company (or other applicable member of the Company Group) will pay you a lump sum cash payment in the amount of $[Amount], less any applicable withholdings and deductions (the “Retention Bonus”), with such payment to be made within [1] day following the Execution Date. Once paid to you, the Retention Bonus will vest and become non-forfeitable on March 31, 2025 (the “Vesting Date”).

(b)
Notwithstanding anything to the contrary contained herein, in the event of your Qualifying Termination before the Vesting Date, provided that you have not breached your confidentiality obligation in Section 3 below (any such breach, a “Confidentiality Breach”) and subject to satisfying the Release Requirement, you will not be required to repay to the Company any portion of the Retention Bonus. You agree that in the event of (i) termination of your employment prior to the Vesting Date due to any reason other than a Qualifying Termination, including without limitation your resignation of employment for any reason, or (ii) a Confidentiality Breach, in each case of (i) and (ii), you will be required to repay to the Company, within 10 days following the Company’s written notice to you of your repayment obligation, 100% of the After-Tax Value of the Retention Bonus. The Company will specify the precise amount to be repaid when providing you with notice of your repayment obligation. You hereby authorize the applicable member of the Company Group, to the maximum extent permitted by law and without further notice to or authorization by you, to withhold from any wages, final pay, severance pay, or annual bonus with respect to 2024, as applicable, that may become payable by the applicable member of the Company Group to you, all such amounts as are sufficient to satisfy your repayment obligations in whole or in part. You understand that if you do not repay the entire After-Tax Value of the Retention Bonus within the above-described 10-day period (or if any portion of the After Tax-Value of the Retention Bonus is not otherwise withheld pursuant to the immediately foregoing sentence), the Company will be additionally entitled to recover from you any costs incurred in enforcing this Agreement, including attorney’s fees and court costs.

(c)
For the sake of clarity, you will not be required to repay any portion of the Retention Bonus if you are employed by the applicable member of the Company Group through the Vesting Date, provided that a Confidentiality Breach has not occurred.

2.
Definitions. For purposes of this Agreement:

(a)
“After-Tax Value of the Retention Bonus” means the amount of the Retention Bonus, net of any taxes and any other statutory deductions that are required to be paid by you or on your behalf, determined by taking into account any tax benefit that may be available in respect of such repayment. The Company will determine in good faith the After-Tax Value of the Retention Bonus, which determination will be conclusive and binding.

(b)
“Cause” means (i) your material breach of this Agreement (with a Confidentiality Breach being deemed a material breach of this Agreement for this purpose) or any other written agreement between you, on the one hand, and one or more members of the Company Group, on the other hand, (ii) your failure to adhere in any material respect to any written policy, procedure, or code of conduct established by a member of the Company Group and applicable to you, (iii) your violation of any law applicable to the workplace, (iv) your gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft, or embezzlement, (v) your commission of, or conviction or indictment for, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude, or (vi) your willful or continued failure or refusal (other than due to a permanent disability or medically determinable physical or mental impairment, with or without reasonable accommodation, for 120 days during any calendar year), to perform your obligations to any member of the Company Group or to follow any lawful directive from any member of the Company Group.

(c)
“Qualifying Termination” means the termination of your employment (i) by the applicable member of the Company Group for a reason other than Cause or (ii) due to your death.

(d)
“Release Requirement” means that you execute and return to the Company (or, in the case of your death, a duly authorized representative acting on behalf of your estate executes and returns to the Company) a release of all claims against the Company Group and its affiliates in such form as provided by the Company (the “Release”), and such Release becomes irrevocable within the time period specified in the Release.

3.
Confidentiality of this Agreement. You must keep the terms and conditions of this Agreement strictly confidential, except for disclosures to your immediate family and any tax, legal, or other counsel that you may consult regarding this Agreement, whom you will instruct not to disclose the same, and disclosures specifically authorized or required by law. In addition, nothing contained in this Section 3 is intended to, and this Section 3 shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights.

4.
Withholding Taxes. The Company and any other member of the Company Group (as applicable) may withhold from the Retention Bonus such federal, state, and local taxes and any deductions as the Company or such applicable member of the Company Group determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

5.
No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with any member of the Company Group (or its successor) or to interfere in any way with the right of any member of the Company Group (or its successor) to terminate your employment at any time and for any or no reason.

6.
Other Arrangements. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan or agreement of any member of the Company Group, unless such plan or agreement expressly provides otherwise.

7.
Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

8.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

9.
Entire Agreement; Amendment; Successors and Assigns. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect thereto, whether written or oral; provided, that, all payments provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by any member of the Company Group from time to time (for the avoidance of doubt, in addition to the repayment obligation described above in Section 1). This Agreement may be amended or modified only by a written instrument executed by you and the Company. No rights or benefits hereunder may be assigned by you without the Company’s prior written consent.

10.
Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or any exemption therefrom and shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

11.
Administration. The Company will have full power and authority to construe and interpret, and make any determinations under, this Agreement, including, without limitation, the determination of whether any termination was with or without Cause, and any such interpretation or determination by the Company will be binding on you and your representatives and will be accorded the maximum deference permitted by law.

[Remainder of Page Left Intentionally Blank]

This Agreement is intended to be a binding obligation on the Company and you. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement. You should keep a copy of the executed Agreement for your records.

Very truly yours,

________________________

[Name]

[Title]

Danimer Scientific, Inc.

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

________________________

[Name]

Date: ___________________